EXHIBIT 10.3
NON-COMPETITION AGREEMENT
NON-COMPETITION AGREEMENT (this “Agreement”) by and between Webster Financial Corporation, a Delaware corporation (the “Company”), and Jason Schugel (the “Executive”) dated as of the 14th day of July, 2025 (the “Effective Date”).
WHEREAS, in consideration of the Executive entering into the Change in Control Agreement with the Company dated as of the date hereof and the Company’s commitment under Section 1 below to provide the Executive with certain severance benefits if the Executive’s employment is terminated by the Company under the circumstances set forth herein, the Executive is entering into this Agreement, which in addition to the provisions relating to severance benefits, contains provisions that obligate the Executive to comply with certain restrictive covenants while employed by the Company and thereafter; and
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:
1.Severance Benefits.
(a)Notice Period. The Company may terminate the Executive’s employment at any time with or without Cause (as defined below) or notice, and the Executive may resign from employment with the Company following thirty (30) days’ written notice to the Company (the “Notice Period”); provided that in the event of a Qualifying Termination (as defined below), the Executive shall be subject to the notice requirement set forth in the provision to prong (ii) of such definition. The Company, in its sole discretion, may waive the requirement that the Executive remain employed with the Company through the Notice Period by delivering written notice to the Executive, thereby causing the Executive’s resignation to be effective as of the date specified in such written notice from the Company.
(b)Benefits. The Parties agree that if the Executive’s employment terminates under circumstances that constitute a Qualifying Termination, the Company will pay or provide to the Executive the payments and benefits listed below at the time or times specified below (or such later date as contemplated by Section 4 below), subject to the Executive’s continued compliance with the covenants set forth in Section 2 below and the effectiveness of the Release Agreement as provided under Section 1(c) below (in each case, other than with respect to the Accrued Obligations (as defined below)):
(i) continuation of the Executive’s then-current annual base salary for a one (1)-year period commencing on the date of termination, which amount shall be payable in substantially equal installments in accordance with the normal payroll practices of the Company; provided, however, that if the Executive’s annual base salary exceeds the sum of (A) the amount under the separation pay exception under Treasury Regulations Section 1.409A-1(b)(9)(iii) as in effect on the date of termination (i.e., $660,000 for 2023) and (B) the amount that qualifies for the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”) as of the date of termination, the amount equal to such excess shall be paid to the Executive in a single lump sum on the first payroll date following the date on which the Release Agreement (as defined below) becomes effective;
(ii) a pro rata annual incentive payment in respect of the fiscal year of the Company in which the date of termination occurs equal to the product of (A) the annual incentive amount awarded to the Executive for such fiscal year under the applicable incentive bonus plan of the Company as determined by the Company on a basis no less favorable than annual incentive award determinations made by the Company for the Company’s similarly situated active employees, and (B) a fraction, the numerator of which is the number of full months that have elapsed in the fiscal year of the Company in which the date of termination occurs, and the denominator of which is twelve (12), with such amount to be paid on the date on which the Company otherwise makes cash incentive payments to similarly situated active employees for such fiscal year (but in no event later than March 15 of the year following the fiscal year for which such incentive payment was awarded);
(iii) the continuing provision of medical and/or dental coverage to the Executive and the Executive’s qualified beneficiaries for the shorter of one (1) year from the date of termination and the date on which the Executive commences other employment on a substantially full-time basis, subject to the Executive’s timely election of COBRA continuation coverage under Section 4980B of the Code under the medical and/or dental plans of the Company and timely payment by the Executive to the Company on a monthly basis of the amount equal to the monthly employee portion of the elected coverage based on the rates applicable to active employees of the Company as in effect from time to time; and
(iv) (A) an amount equal to any accrued and unpaid annual base salary through the date of termination, with such amount to be paid as soon as reasonably practicable following the date of termination and in no event later than the normal payroll date for similarly situated active employees for such period of service, and (B) any earned but unpaid annual incentive payment awarded to the Executive in respect of the completed fiscal year of the Company ending prior to the date of termination (or, if the Company has not determined incentive payments for such year, the amount determined by the Company for such year on a basis no less favorable than annual incentive award determinations made by the Company for the Company’s similarly situated active employees), with such incentive payment to be paid on the date on which the Company otherwise makes cash incentive payments to similarly situated employees for such fiscal year (but in no event later than March 15 of the year following the fiscal year for which such incentive payment was awarded, except as otherwise required based on any applicable deferral election) (the amounts in the foregoing clauses (A) and (B) collectively, the “Accrued Obligations”).
(c)Release Requirement. As a condition to the Executive becoming entitled to the severance benefits under Section 1(b) (other than the Accrued Obligations), the Executive shall be required to execute within twenty-one (21) days after the Executive’s termination of employment a general release and waiver in favor of the Company and its affiliates in exactly the form provided by the Company without alteration or addition (the “Release Agreement”), which Release Agreement shall be provided by the Company to the Executive no later than five (5) business days after the date of termination.
(d)Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:
“Qualifying Termination” shall mean (i) a termination of the Executive by the Company other than (A) for Cause or (B) due to the Executive’s death or disability (within the meaning of the Company’s long-term disability plan), or (ii) a resignation of employment by the Executive due to a material reduction by the Company of the Executive’s annual target compensation opportunity (comprising base salary, target annual cash incentive opportunity and target long-term incentive opportunity) from that in effect on the date hereof (other than in connection with reductions that are applicable in substantially the same proportions to other similarly situated employees of the Company generally); provided that the Executive gives the Company written notice of the Executive’s intent to resign within ten (10) days after the occurrence of such alleged event or condition, specifying in reasonable detail the basis for such resignation, and the Company shall have thirty (30) days following receipt of such written notice during which it may remedy the alleged event or condition and, if not remedied, the Executive’s date of termination must occur, if at all, within ten (10) days following the end of such cure period.
“Cause” shall mean any of the following conduct, actions or inactions by the Executive: dishonesty; incompetence; willful misconduct; breach of fiduciary duty; continued failure to perform stated duties after notice from the Company and a reasonable opportunity to cure such failure (to the extent subject to cure as determined by the Company); willful violation of any law, rule, or regulation (other than traffic violations or similar offenses); or material breach of any provision of this Agreement.
2.Covenants.
(a)Confidential Information. While employed by the Company and thereafter, the Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates and their respective businesses that shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process: (i) communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it; or (ii) use to the Executive’s advantage or to the detriment of the Company any such information, knowledge or data. The restrictions in this Section 2(a) shall not apply to any information to the extent that the Executive is required to disclose such information by law; provided that the Executive (A) notifies the Company of the existence and terms of such obligation, (B) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (C) discloses only that information actually required to be disclosed. Notwithstanding any provision of this Agreement to the contrary, nothing contained herein is intended to, or shall be interpreted in a manner that does, limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934). Furthermore, notwithstanding anything in this Agreement to the contrary, pursuant to the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a government official or attorney for the purpose of reporting or investigating a suspected violation of law, (y) in a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal, or (z) to an attorney representing the Executive in a claim for retaliation for reporting suspected violations of law.
(b)Non-Recruitment of Employees. During the period of the Executive’s employment with the Company and its affiliates and the additional period ending on the first anniversary of the date of termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, in any manner, on the Executive’s behalf or on behalf of any other person, corporation, partnership, firm, institution or other business entity, (i) offer employment (or a consulting, agency, independent contractor or other similar position) to, or otherwise hire, any person who is or was at any time during the six (6) months prior to such offer or hiring an employee, consultant, representative, officer or director of the Company or any of its affiliates or (ii) Solicit (as defined below) any such person to accept employment (or any aforesaid position) with any company or entity with which the Executive is then employed or otherwise affiliated. Further, during the Restricted Period, the Executive shall not Solicit any employee, representative, officer or director of the Company or any of its affiliates to cease their relationship with the Company or any of its affiliates for any reason. This Section 2(b) shall not apply to solicitation, recruitment, encouragement, inducement or termination during the period of the Executive’s employment with the Company and on behalf of the Company or any of its affiliates.
(c)No Competition. During the Restricted Period, the Executive shall not, directly or indirectly, in any manner associate with, be employed by or otherwise provide services in any capacity to (including, without limitation, association, employment or provision of services as an officer, agent, employee, partner, director, consultant or advisor) any Competitive Enterprise (as defined below). For the avoidance of doubt, the foregoing restrictions shall restrict the Executive from associating with or providing services in any capacity to a private equity firm, hedge fund or equity sponsor, in each case, that invests or seeks to invest (at any time during the Executive’s association with or provision of services to such entity) in a business enterprise that is a Competitive Enterprise.
(d)No Solicitation of Clients. During the Restricted Period, the Executive shall not, directly or indirectly, in any manner Solicit, on the Executive’s own behalf or on behalf of any other person, corporation, partnership, firm, institution or other business entity, a Client (as defined below) (i) for the purpose of providing products or services that are competitive with those provided by the Company or any of its affiliates, (ii) to transact business of the type engaged in by the Company or its affiliates, to reduce the amount of business that any Client has customarily done or contemplates doing with the Company or its affiliates or to cease or refrain from doing any business with the Company or its affiliates or (iii) to interfere with or damage (or attempt to interfere with or damage) any relationship between the Company or its affiliates and a Client.
(e)Non-Disparagement. The Executive shall not at any time make any disparaging, derogatory, negative, or otherwise unfavorable statements, either oral or written, regarding the Company, its parents, subsidiaries, related companies, and affiliates, and its and each of their respective officers, directors and employees, in their corporate and individual capacities. It shall not, however, be a violation of this Section 2(e) for the Executive to make truthful statements (i) when required to do so by a court of law or arbitrator, or by any governmental agency having supervisory authority over the Company’s business or (ii) to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement including, but not limited to, enforcement of this Agreement.
(f)Duty to Cooperate. The Executive shall fully cooperate in all reasonable respects with the Company and its respective directors, officers, employees, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company, and about which the Company believes the Executive may have relevant information. Such cooperation and assistance shall be provided at a time and in a manner which is mutually and reasonably agreeable to the Executive and the Company, and shall include providing information and documents, submitting to depositions, providing testimony and general cooperation to assist the Company. The Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for any reasonable out-of-pocket expense that the Executive may incur in fulfilling the Executive’s obligations under this Section 2(f).
(g)Return of Company Property. The Executive shall return to the Company on or as soon as practicable after the Executive’s date of termination, all copies of all information, and all computers, phones, and other equipment, property and materials of the Company or its clients or customers that the Executive has in the Executive’s possession, custody, access or control, including, but not limited to, any files, record, documents or materials in the Executive’s personal possession and any communications, documents, or other data stored on any personal computer or other electronic storage medium. Such items include but are not limited to all documents, data, electronic mail, information relating to actual or potential customers, electronic information of any kind stored in any computer or on any tape or disc or otherwise, information stored on paper or other hard copy, software, business plans, marketing information, financial information, bookkeeping and accounting information, business records, identification cards, business cards, key badges, building access cards, Company-issued credit cards, communication devices, and all other information and materials, whether or not proprietary or confidential, relating to the business or operations of the Company. The Executive shall not retain copies, duplicates, reproductions, or excerpts of any such information, software, equipment, materials, or other items following the Executive’s date of termination.
(h)Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Client” means any client, customer or business relation, whether a person or entity, that is (or was within the twelve (12)-month period prior to the Executive’s date of termination, in the case of the Executive’s termination of employment) a customer or client (or reasonably anticipated to become a customer or client) of the Company or its affiliates.
“Competitive Enterprise” shall mean any person, firm, corporation, other entity or business enterprise in whatever form that engages in any activity, or owns or controls a significant interest in any entity that engages in any activity, that, in either case, engages in the business in which the Company and any of its affiliates engage in the New England region or any other geographic area in which the Company or its affiliates has a business presence (as of the Executive’s date of termination, in the case of the Executive’s termination of employment), including, without limitation, the solicitation and acceptance of deposits of money or commercial paper, the solicitation and funding of loans and the provision of other banking services, including business and consumer lending, asset-based financing, residential mortgage funding, mortgage warehouse lending, equipment financing, commercial and residential mortgage lending and brokerage, deposit services (including municipal deposit services), the provision of depository, administrative or other services or products related to health savings accounts, trade financing, the sale of annuities, life and health insurance products, title insurance services, private banking, wealth management and investment advisory services, the sale or servicing of banking and financial products and services, factoring/accounts receivable management services and real estate investment trusts. Nothing herein shall prohibit the Executive from being a passive owner of not more than five percent (5%) of the outstanding equity interest in any entity which is publicly traded, so long as the Executive has no active participation in the business of such entity. “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, inducing, advising, encouraging (or attempting to do the foregoing) or requesting any person or entity, in any manner, to take or refrain from taking any action.
(i)Remedies. The Executive acknowledges and agrees that the covenants set forth in this Agreement: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company and its affiliates, (iii) impose no undue hardship on the Executive and (iv) are not injurious to the public. The Executive further acknowledges and agrees that: (A) the Executive’s breach of the provisions of this Section 2 will cause the Company irreparable harm, which likely cannot be adequately compensated by money damages, and (B) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary, preliminary, and/or permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including cessation of its obligation to pay to or provide the Executive with the compensation and benefits provided under Section 1(b) of this Agreement and the recovery of money damages. If any of the provisions of this Section 2 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law, and in the case when such provision is not capable of being reformed, it shall be severed and all remaining provisions of this Agreement shall be enforced. If any of the provisions of this Section 2 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.
(j)Representations. With respect to the non-compete covenant in Section 2(c), the Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines of business and/or of a different nature than the Company, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. The Executive further acknowledges and agrees that the non-compete covenant in Section 2(c) is supported by fair and reasonable consideration independent from continuation of employment, and notice of the non-compete covenant in Section 2(c) was provided to the Executive at least ten (10) business days before the Effective Date. The Executive is a sophisticated businessperson who has entered into the non-compete restrictions set forth in this Agreement knowingly and voluntarily and the Executive acknowledges that the Executive had the right to consult with counsel prior to doing so.
3.Successors.
(a)This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)As used in this Agreement, (i) the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise, and (ii) “affiliate” shall mean any entity controlled by, controlling or under common control with the Company, and shall include any predecessor entity, including, without limitation, such entity prior to it becoming an affiliate of the Company, and any successor entity.
4.Section 409A of the Code.
(a)General. This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of Section 409A of the Code. If the Executive dies following the termination of employment and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within thirty (30) days after the date of the Executive’s death.
(b)In-Kind Benefits. All in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year, (ii) the Executive’s right to have the Company pay or provide such in-kind benefits may not be liquidated or exchanged for any other benefit, and (iii) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the twentieth (20th) anniversary of the Effective Date).
(c)Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its affiliates as in effect on the Executive's date of termination), any payment under this Agreement that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six (6)-month period immediately following the Executive’s separation from service on account of the Executive’s separation from service shall instead be paid on the first (1st) business day of the seventh (7th) month following the Executive’s separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on the Executive under Section 409A of the Code. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of the Executive’s death.
5.Miscellaneous.
(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Connecticut in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:

At the most recent address on file for the Executive at the Company.
If to the Company:
Webster Financial Corporation
200 Elm Street
Stamford, CT 06902
Attention: General Counsel
or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(e)From and after the Effective Date, this Agreement shall supersede any other agreement between the Parties with respect to the subject matter hereof. This Agreement, including for the avoidance of doubt the covenants set forth in Section 2, shall terminate and be of no further force and effect from and after the “CIC Effective Date” as defined in the Change in Control Agreement between the Executive and the Company, dated as of July 14, 2025, and the rights, benefits and any restrictive covenants set forth in the Change in Control Agreement shall control.
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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

WEBSTER FINANCIAL CORPORATION

/s/ Jason Schugel
Jason Schugel

EXECUTIVE

/s/ John R. Ciulla
John R. Ciulla
Chairman & Chief Executive Officer